EXHIBIT 21

LIST OF SUBSIDIARIES OF ETHOS ENVIRONMENTAL, INC.

1.	ecoMates, LLC Jurisdiction of Formation: Names under which business is conducted:	Nevada ecoMates, LLC

2.	Ethos Scientific, LLC Jurisdiction of Incorporation: Names under which business is conducted:	Nevada Ethos Scientific, LLC